Exhibit 21.1

                                Subsidiaries of Registrant
                      Interwest Medical Equipment Distributors, Inc.
                              Interwest Home Pharmacy, Inc.
                          Interwest Home Medical - Alaska, Inc.
                          Interwest Home Medical - Arizona, Inc.


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